Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 5, 1999 relating to the financial statements, which report appears on page 43 in the 1998 Annual Report and Form 10 K to Shareholders of Albemarle Corporation and Subsidiaries.



PricewaterhouseCoopers LLP

Richmond, Virginia
July 19, 1999